Exhibit 99.1

Alpha Pro Tech

 L T D

. ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2013

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

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Sales for the Disposable Protective Apparel segment increased by $0.3 million, or 10.5%; the increase was primarily due to an increase in sales of disposable protective apparel to regional and national distributors.

●	Sales for the Building Supply segment decreased by $0.4 million, or 7.6%; REX™ SynFelt synthetic roof decreased by 23.3%, and REX™ Wrap housewrap increased by 22.5% for the quarter.
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Gross profit increased by 6.9% to $3.7 million, or 38.8% gross margin, compared to $3.4 million, or 35.6% gross margin, for the first quarter of 2012 due to a decrease in Building Supply segment material costs.

●	Subsequent to March 31, 2013, cash and cash equivalents improved to $5.0 million from $3.3 million as of March 31, 2013.

Nogales, Arizona – May 6, 2013 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three months ended March 31, 2013.

Consolidated sales for the first quarter decreased 1.8% to $9.5 million from $9.6 million for the comparable quarter of 2012. Building Supply segment sales for the three months ended March 31, 2013 decreased by 7.6% to $5.2 million, compared to $5.6 million for the same period of 2012. The sales mix of the Building Supply segment for the three months ended March 31, 2013 was 58% for synthetic roof underlayment and 42% for housewrap. This compared to 69% for synthetic roof underlayment and 31% for housewrap for the first quarter of 2012. Sales for the Disposable Protective Apparel segment for the three months ended March 31, 2013 increased 10.5% to $3.2 million, compared to $2.9 million for the same period of 2012. Infection Control segment sales for the three months ended March 31, 2013 decreased by 5.2% to $1.07 million, compared to $1.1 million for the same period of 2012.

Al Millar, President of Alpha Pro Tech, commented, “The decrease in Building Supply segment sales was primarily due to a 23.3% decrease in sales of REX™ SynFelt synthetic roof underlayment due to cold and winter weather conditions, partially offset by a 22.5% increase in sales of REX™ Wrap housewrap. Sales of our newest housewrap, REX™ Wrap Fortis, a non-perforated breathable housewrap, are starting to gain traction. In the first quarter of 2013, REX™ Wrap Fortis sales increased six-fold over the first quarter in 2012 and comprised 9% of total housewrap sales. Sales of REX™ Wrap Fortis are expected to increase significantly in 2013.”

Mr. Millar continued, “In the first quarter of 2013, TECHNOply™, the economy version of our synthetic roof underlayment, which is designed to capture market share in the lower end of the market, delivered 18 times the sales of the same period in 2012. This contributed approximately 10% of total synthetic roof underlayment sales for the quarter as compared to 6% for all of 2012. We believe that the outlook for the Building Supply segment is promising and that we are in a good position to take advantage of significant growth prospects as the housing market continues to recover. We will continue to introduce new products in our Building Supply segment as we see opportunities arise.”

Mr. Millar concluded, “Sales for the Disposable Protective Apparel segment increased by 10.5%, primarily due to an increase in sales to regional and national distributors. Management is emphasizing a more diversified and broader distribution strategy for our Critical Cover® protective apparel product line. We believe that this strategy is gaining momentum and will continue to grow our revenues and market share.”

Gross profit for the three months ended March 31, 2013 increased by 6.9% to $3.7 million, or 38.8% gross profit margin, compared to $3.4 million, or 35.6% gross profit margin, for the same period in 2012. The gross profit margin was positively affected by an increase in the Building Supply segment margin, as our raw material costs to produce our Building Supply segment products have been reduced.

Selling, general and administrative expenses increased by 8.1% to $3.5 million for the first quarter of 2013 from $3.3 million for the same quarter of 2012. As a percentage of net sales, selling, general and administrative expenses increased to 37.2% for the three months ended March 31, 2013 from 33.8% for the same period of 2012. Corporate unallocated expenses were up $219,000 primarily due to a severance payment accrual for manufacturing personnel who will not be replaced, as some job functions have been restructured.

Net income decreased for the three months ended March 31, 2013 to $15,000, compared to $70,000 for the same period in 2012. Net income as a percentage of net sales for the three months ended March 31, 2013 and 2012 was 0.2% and 0.7%, respectively. Basic and diluted net income per common share for the three months ended March 31, 2013 and 2012 were $0.00 and $0.00, respectively.

The consolidated balance sheet remained strong with a current ratio of 19:1 as of March 31, 2013, compared to the same 19:1 ratio as of December 31, 2012. The Company completed the first quarter of 2013 with working capital of $29.0 million.

Lloyd Hoffman, the Company’s Chief Financial Officer, commented, “Cash and cash equivalents decreased by 26.9%, or $1.2 million, to $3.3 million as of March 31, 2013, compared to $4.6 million as of December 31, 2012. The decrease was primarily due to payments for the repurchase of common stock and to a lesser extent due to extended payment terms that we provided on most Building Supply segment sales through February to remain competitive, as our competition offers similar terms as well. As expected, our cash position improved subsequent to the quarter end. As of the end of April of 2013, we had approximately $5.0 million in cash and cash equivalents.”

Inventory decreased by $865,000, or 5.0%, to $16.3 million as of March 31, 2013 from $17.2 million as of December 31, 2012. The decrease was primarily due to a decrease in inventory for the Building Supply segment of $783,000, or 9.8%, to $7.2 million, a decrease in inventory for the Disposable Protective Apparel segment of $14,000, or 0.3%, to $5.5 million, and a decrease in inventory for the Infection Control segment of $68,000, or 1.9%, to $3.6 million.

Mr. Hoffman concluded, “As of March 31, 2013, we had $1,858,000 available for additional stock purchases under our stock repurchase program. For the three months ended March 31, 2013, we repurchased 553,600 shares of common stock at a cost of $872,000. As of March 31, 2013, we had repurchased a total of 9,147,228 shares of common stock at a cost of $11,664,000 through our repurchase program. We retire all stock upon its repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that cash generated from operations, existing cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

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Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2013	2012 (1)
Assets
Current assets:
Cash and cash equivalents	$3,331,000	$4,554,000
Marketable securities	368,000	293,000
Accounts receivable, net of allowance for doubtful accounts of $87,000 and $74,000 as of March 31, 2013 and December 31, 2012	7,497,000	6,350,000
Inventories	16,299,000	17,164,000
Prepaid expenses	2,516,000	2,299,000
Deferred income tax assets	554,000	554,000
Total current assets	30,565,000	31,214,000

Property and equipment, net	3,316,000	3,419,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	106,000	113,000
Equity investments in and advances to unconsolidated affiliate	2,531,000	2,498,000
Total assets	$36,573,000	$37,299,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$511,000	$860,000
Accrued liabilities	1,101,000	793,000
Total current liabilities	1,612,000	1,653,000

Deferred income tax liabilities	841,000	813,000
Total liabilities	2,453,000	2,466,000

Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 19,525,858 and 20,044,457 shares outstanding as of March 31, 2013 and December 31, 2012, respectively	195,000	200,000
Additional paid-in capital	20,145,000	20,915,000
Accumulated other comprehensive income	71,000	24,000
Retained earnings	13,709,000	13,694,000
Total shareholders' equity	34,120,000	34,833,000
Total liabilities and shareholders' equity	$36,573,000	$37,299,000

(1)     The condensed consolidated balance sheet as of December 31, 2012 has been prepared using information from the audited balance sheet as of that date.

Condensed Consolidated Income Statements (Unaudited)

	For the Three Months Ended
	March 31,
	2013	2012

Net sales	$9,450,000	$9,619,000
Cost of goods sold, excluding depreciation and amortization	5,787,000	6,194,000
Gross profit	3,663,000	3,425,000

Operating expenses:
Selling, general and administrative	3,512,000	3,250,000
Depreciation and amortization	181,000	216,000
Total operating expenses	3,693,000	3,466,000

Loss from operations	(30,000)	(41,000)
Other income:
Equity in income of unconsolidated affiliate	33,000	147,000
Interest income	1,000	6,000
Total other income	34,000	153,000

Income before provision for income taxes	4,000	112,000

Provision (benefit) for income taxes	(11,000)	42,000

Net income	$15,000	$70,000

Basic earnings per common share	$0.00	$0.00

Diluted earnings per common share	$0.00	$0.00

Basic weighted average common shares outstanding	19,715,775	20,988,087

Diluted weighted average common shares outstanding	19,749,157	20,988,087

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